Exhibit 99


   ONCOLOGIX TECH INC. (FORMERLY BESTNET COMMUNICATIONS CORP.) ACHIEVES FIRST
                          MAJOR DEVELOPMENT MILESTONE

GRAND RAPIDS, Mich.--(PR Newswire) -- February 1, 2007 - Oncologix Tech Inc.'s (formerly BestNet Communication Corp.) (OTC BB: BESC) wholly owned subsidiary Oncologix Corporation announced today an early completion of the first of three performance milestones, the Development Phase, for its Oncosphere product. The Company also stated that because of the change in its name, it expects a new symbol for the trading of its securities on the OTC Bulletin Board in the near future.

In completing the Development Phase Oncologix successfully manufactured microspheres that are representative of the microspheres that will be used for the next phase, Pre-Clinical Testing. Additionally, the manufactured product demonstrates that the design and manufacturing process are reproducible in scalable quantities at reasonable costs. The end of this phase was scheduled for July 2007 and its completion allows Oncologix to enter the next project phase for the Oncosphere System earlier than originally anticipated.

Completion of each of three performance milestones, as defined by the July 26, 2006 merger agreement with JDA Medical Technologies Inc., allows the release of escrowed shares of Oncologix common stock to the former principal shareholders of JDA. Completion of the development phase permits a total of 7,460,792 shares of stock to be released from the escrow. The shareholders may sell the shares under the provisions of SEC Rule 144.

According to Andrew Green, CEO of Oncologix, "We are extremely pleased to announce the successful completion of the Development Phase and are excited by the progress that our team has made with the Oncosphere project. We now have a product that we are confident in testing to support a request to the FDA to start a clinical trial. I believe that with these results we can expect to be treating patients in early 2008."

Andrew S. Kennedy, MD, Chief Science and Medical Officer of Oncologix, stated, "I am delighted that we have produced a design for our microsphere treatment, and I am most excited about beginning animal studies to verify the product's safety and performance. I am looking forward to initiating human studies in the near future using our Oncosphere product."

About Oncologix Tech Inc. and Oncologix Corp.:

Oncologix Tech Inc., (formerly BestNet Communications Corp.) was formerly a provider of long distance telephone communication services. During January 2007, the Company entered into an agreement to dispose of the telephone business.

Oncologix Corporation, based in Atlanta GA, is a wholly owned subsidiary of Oncologix Tech Inc.. Oncologix is developing advanced medical treatments for soft tissue cancers; the Oncosphere System. The Oncosphere System is a brachytherapy (radiation therapy) device being developed for the treatment of soft tissue cancers. It is based on a radioactive micro-particle designed to deliver therapeutic radiation directly to a tumor site by introducing the micro-particles into the artery that feeds the tumor tissue.

This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the "safe harbor" created thereby. These statements include the plans and objectives of management for future operations, including plans and objectives. The forward-looking statements herein are based on current expectations that involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond control of the company. Although the company believes that the assumptions underlying the forward-looking statements are reasonable, any one of the assumptions could be inaccurate and, therefore, can be no assurance that the forward-looking statements included in this release will prove to be accurate.